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                                                                      EXHIBIT 12

(DECHERT LLP LOGO)                                     1775 I Street, N.W.
                                                       Washington, DC 20006-2401
                                                       +1 202 261 3300  Main
                                                       +1 202 261 3333 Fax
                                                       www.dechert.com

December 2, 2005

Boards of Directors
ING Investment Funds, Inc./ING Series Fund, Inc.
7337 East Doubletree Ranch Road
Scottsdale, Arizona 85258-2034

Dear Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences to ING Value Opportunity Fund (the "Target Fund"), a series of ING Series Fund, Inc. (the "Series Fund"), a Maryland corporation, ING MagnaCap Fund (the "Acquiring Fund"), a series of ING Investment Funds, Inc. (the "Investment Fund"), a Maryland corporation, and to the holders of the shares of common stock of the Target Fund (the "Target Shareholders"), in connection with the transfer of substantially all of the properties of the Target Fund to the Acquiring Fund in exchange solely for voting shares of beneficial interest of the Acquiring Fund (the "Acquiring Fund Shares") and the assumption of the Target Fund's liabilities by the Acquiring Fund, followed by the distribution of such Acquiring Fund Shares received by the Target Fund in complete liquidation and termination of the Target Fund (the "Reorganization"), all pursuant to the Agreement and Plan of Reorganization (the "Plan"), dated July 21, 2005 by and between the Investment Fund on behalf of the Acquiring Fund and the Series Fund on behalf of the Target Fund.

For purposes of this opinion, we have examined and rely upon (1) the Plan, (2) the facts and representations contained in the letters dated as of this date from the Investment Fund on behalf of the Acquiring Fund and the Series Fund on behalf of the Target Fund, and (3) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

This opinion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury regulations (the "Regulations"), judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon the Reorganization taking place in the manner described in the Plan referred to above.

U.S. Austin Boston Charlotte Harrisburg Hartford New York Newport Beach Palo Alto Philadelphia Princeton San Francisco Washington DC EUROPE Brussels Frankfurt London Luxembourg Munich Paris

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Based upon the foregoing, it is our opinion that:

1. The Reorganization will constitute a reorganization within the meaning of section 368(a) of the Code. The Target Fund and Acquiring Fund will each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

2. The Target Fund will not recognize gain or loss upon the transfer of substantially all of its assets to the Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption of the Target Fund's liabilities by the Acquiring Fund except to the extent that the Target Fund's assets consist of contracts described in section 1256(b) of the Code ("Section 1256 Contracts"); the Target Fund will be required to recognize gain or loss on the transfer of any such Section 1256 contracts to the Acquiring Fund pursuant to the Reorganization as if such Section 1256 contracts were sold to the Acquiring Fund on the effective date of the Reorganization at their fair market value. The Target Fund will not recognize gain or loss upon the distribution in liquidation to its shareholders of the Acquiring Fund Shares received by the Target Fund in the Reorganization.

3. The Acquiring Fund will recognize no gain or loss upon receiving the properties of the Target Fund in exchange solely for Acquiring Fund Shares and the assumption of the Target Fund's liabilities by the Acquiring Fund.

4. The aggregate adjusted basis to the Acquiring Fund of the properties of the Target Fund received by the Acquiring Fund in the Reorganization will be the same as the aggregate adjusted basis of those properties in the hands of the Target Fund immediately before the exchange.

5. The Acquiring Fund's holding period with respect to the properties of the Target Fund that Acquiring Fund acquires in the Reorganization will include the respective periods for which those properties were held by the Target Fund (except where investment activities of the Acquiring Fund have the effect of reducing or eliminating a holding period with respect to an asset).

6. The Target Shareholders will recognize no gain or loss upon receiving Acquiring Fund Shares solely in exchange for their Target Fund shares.

7. The aggregate basis of the shares of the Acquiring Fund received by a Target Shareholder in the transaction will be the same as the aggregate basis of their Target Fund shares surrendered in exchange therefor.

8. A Target Shareholder's holding period for the Acquiring Fund Shares received by the Target Shareholder in the Reorganization will include the holding period during


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which the Target Shareholder held the corresponding Target Fund shares surrendered in exchange therefor, provided that the Target Shareholder held such shares as a capital asset on the date of Reorganization.

We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan.

Very truly yours,

/s/ Dechert LLP


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